EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

The following companies are subsidiaries of the Registrant:

•                  Datone, Inc., a Delaware corporation

•                  NB Payphones, Ltd., a Pennsylvania corporation

•                  The Platinum Funding Corporation, a New York corporation